Exhibit 10.1.3

BINDING MEMORANDUM OF UNDERSTANDING

WHEREAS, James C. Verney (hereinafter “Verney” or “Executive”) and Western Sizzlin Corporation, successor in interest to Austins Steaks and Saloon, Inc. (hereinafter “WSC” or “Company”) are parties (WSC and Verney hereinafter collectively referred to as the “Parties”) to an employment agreement effective the 1st day of July, 2003 (hereinafter the “Employment Agreement”); and

WHEREAS, the Employment Agreement, incorporated herein by reference  provides for a First Renewal Term beginning January 1, 2005; and

WHEREAS, the Parties have not exercised their respective options to terminate the Employment Agreement, and the Parties desire to renew the Employment Agreement for the First Renewal Term pursuant to the terms and conditions set forth herein, and in the Employment Agreement, to the extent not modified herein.

NOW THEREFORE, the Parties agree as follows:

1.             The Base Salary for the Executive will be at the annual rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) for the First Renewal Term as defined in Section 6 of the Employment Agreement (calendar year 2005).

2.             The Bonus Fund established by Section 2 of the Employment Agreement shall not exceed One Hundred and Twenty-five Thousand Dollars ($125,000.00), an amount equal to 50% of the Base Salary for Executive.

3.             The Performance Target as defined in Section 2 of the Employment Agreement shall consist of:

The Company reports, in 2005, Income Before Tax (as established by the Company’s audited financial statements) an amount equal to the amount budgeted for Income Before Tax for the year 2005.

Notwithstanding anything in the Employment Agreement to the contrary, failure to complete the following objectives shall preclude the grant of a bonus in any amount for the year 2005, without regard to whether 80%, 100% or 120% of the Performance Target has been achieved:

a.             Complete consumer research for the updated Great American concept;

b.             Develop plans for a prototype Great American restaurant;

c.             Complete and open for business one prototype Great American Buffet Restaurant, under the Joint Venture vehicles or otherwise, and begin construction on a second prototype Great American Buffet Restaurants, under the Joint Venture vehicles or otherwise;

d.             Develop and implement minimal standards for food and beverage for the existing Western Sizzlin and Great American concepts;

e.             Develop plans for sale of franchises for the Great American concept.

With regard to the plans and standards Executive is required to develop in paragraphs 3.d., and e., Executive shall submit said plans for approval to the Board of Directors of the Company and will take such steps necessary to further develop said plans as may be reasonably requested by the Board. However, approval of said plans shall not be required for eligibility for the grant of a bonus.

4.             The Housing Allowance referred to in Section 4 of the Employment Agreement expires as of December 31, 2004 and shall not be continued during the First Renewal Term.

5.             There shall be no changes to any other benefits set forth in Section 4 of the Employment Agreement during the First Renewal Term.

6.             In addition to stock options provided in Section 5(b) of the Employment Agreement, the Company shall grant Executive 100,000 options following the 2005 annual meeting of the Shareholders of WSC. These options shall vest and be governed by Section 5(b) of the Employment agreement, except that the exercise price for these options shall be the fair market value per share of Company common stock on the date of the option grant. The grant of the option shall be evidenced by a separate written stock option agreement containing the provisions described in Section 5(b), (except that the exercise price). The options shall be governed in all other respects by a Key-employee Incentive and Non-qualified Stock Option Plan to be adopted by the Company upon approval of the Board of Directors.

7.             The Employment Agreement is confirmed and ratified in all other respects.

Dated this 4th day of January, 2005.

JAMES C. VERNEY

/s/ James C. Verney

WESTERN SIZZLIN CORPORATION

By:	/s/ Paul C. Schorr, III

Its:	Chairman